Exhibit 99.2

HCC Insurance Holdings, Inc.
HCC DECLARES 60th QUARTERLY DIVIDEND
HOUSTON (March 14, 2011) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) today announced its 60th consecutive quarterly cash dividend.
HCC’s Board of Directors has declared a regular cash dividend of $0.145 per share on the Company’s shares of $1.00 par value common stock. The dividend is payable to stockholders of record on April 1, 2011 and will be paid on or about April 15, 2011.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland. As of December 31, 2010, HCC had assets of $9.1 billion and shareholders’ equity of $3.3 billion. HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” by Moody’s Investors Service, Inc.
For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations HCC Insurance Holdings, Inc. Telephone: (713) 996-1192
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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